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                                                                   Exhibit 10.49

                             SECOND AMENDMENT TO THE
             ALLIED WASTE INDUSTRIES, INC. 1991 INCENTIVE STOCK PLAN
                   (as Amended and Restated on March 29, 2001)

      THIS AMENDMENT, is made and entered into on December 12, 2002, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Employer").

                                R E C I T A L S:

      1. The Employer maintains the Allied Waste Industries, Inc. 1991 Incentive Stock Plan, as amended and restated effective March 29, 2001 ("Plan"), and as thereafter amended;

      2. The Employer has reserved the right to amend the Plan in whole or in part; and

      3.    The Employer intends to amend the Plan.

      THEREFORE, the Employer hereby adopts this Amendment as follows:

      1.    Section 2(m) of the Plan is amended to read as follows:

            "Fair Market Value" of a share of Common Stock on any date is (i) the closing sales price on that date (or if that date is not a business day, on the immediately preceding business day) of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading; (ii) if not so reported, the average of the closing bid and asked prices for a share of Common Stock on that date (or if that date is not a business day, on the immediately preceding business day) as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Common Stock is not so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

      2.    Section 6(c)(iii) of the Plan is amended to read as follows:

            An Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, along with the agreement evidencing the Option and payment for shares of Common Stock to be purchased upon the exercise of the Option. The notice must specify the number of shares of Common Stock with respect to which the Option is being exercised and must be signed by the Participant. Payment shall be made either (A) in cash, by certified check, bank cashier's check or wire transfer, (B) subject to the approval of
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      the Committee, in shares of Common Stock owned by the Participant for a period of at least six months prior to the effective date on which the Option is exercised and valued at their Fair Market Value on the effective date of such exercise, (C) subject to the approval of the Committee, in the form of a "cashless exercise" (as described below) or (D) subject to the approval of the Committee, in any combination of the foregoing. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require from time to time. The effective date on which an Option is exercised shall be established by the Secretary and shall occur within an administrative reasonable period of time (but no later than five business days) after the Secretary receives the notice, agreement, and payment referred to above. Prior to the exercise date, the Optionee may withdrawal the notice, in which case the Option will not be exercised.

            The cashless exercise of an Option shall be pursuant to procedures whereby the Participant by written notice, directs (A) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by a brokerage firm (or other party that is not affiliated with the Company) of the exercise price, (B) the delivery of the shares of Common Stock directly from the Company to a brokerage firm and (C) delivery of the exercise price from the sale or the margin loan proceeds from the brokerage firm directly to the Company.

      3.    Section 6(c)(v) of the Plan is amended to read as follows:

            Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or permitted transferee of the Participant and delivered to the Participant or permitted transferee as soon as practicable following the later of (A) the effective date on which the Option is exercised or (B) the date withholdings are made by the Company (or an amount sufficient to satisfy such withholdings are received by the Company) with respect to the Option that is exercised; provided, however, that such delivery shall be effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Participant or permitted transferee. If withholdings are to be transmitted to the Company and are not timely received, to satisfy its withholding obligation, the Company may withhold a portion of the shares of Common Stock that would otherwise be issued to the Participant upon the exercise of the Option, sell such shares, and use the proceeds from such shares to satisfy the Company's withholding obligations.

      4.    Section 20 of the Plan is amended to read as follows:

            Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant's estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution or by assignment or transfer from the Participant as contemplated by Sections 6(c)(6) and 7(c) above. No transfer by will or the laws of descent and distribution, or as contemplated by Sections 6(c)(6) and 7(c) above, of any Incentive

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      Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will, assignment, or transfer document and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award.

      5.    The Effective Date of this Amendment shall be December 12, 2002.

      6. Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.

                                     ALLIED WASTE INDUSTRIES, INC., a
                                       Delaware corporation



                                     By /s/ Steven M. Helm
                                       -----------------------------------------
                                       Steven M. Helm, Vice President, Legal and
                                       Corporate Secretary


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